SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) March 3, 1997

                             HOME HOLDINGS INC.
           (Exact name of registrant as specified in its charter)

     Delaware                     0-19347                13-3584978
(State of Incorporation)  (Commission file number)    (I.R.S. Employer
                                                      Identification No.)

   59 Maiden Lane, New York, New York                       10038-4548
   (Address or principal executive office)                  (Zip Code)

   Registrant's telephone number including area code (212) 530-6600



Item 5.  Other Events.

               On March 3, 1997, The Home Insurance Company ("Home Insurance"), a New Hampshire-domiciled property and casualty insurer and the principal subsidiary of the Registrant, was placed under formal supervision by the New Hampshire Insurance Department (the "Department").

               The Department's Order of Supervision (the "Order") establishes that the Department will oversee and supervise Home Insurance for the purpose of continuing and intensifying an economic, actuarial and accounting review of the books, records and business affairs of Home Insurance so as to determine what future actions may be appropriate. The Order also provides that Home Insurance may not take certain actions without the prior approval of the Department.

               In connection with the Order, the Services Agreement, dated June 12, 1995, between Risk Enterprise Management Limited ("REM"), a Delaware corporation, and Home Insurance (the "Services Agreement"), under which REM provides claims and administrative personnel to Home Insurance, will be amended to accommodate the terms of the Order.

               On March 3, 1997, the Department also granted permission for Home Insurance to discount all loss reserves and allocated and unallocated loss adjustment expense reserves at 7.0%. Home Insurance has sufficient assets that will earn 7.0% to meet the expected stream of loss and loss adjustment expense payments. Home Insurance calculated that the non-tabular discount is $469 million. Home Insurance's statutory surplus at December 31, 1996, after reflecting the non-tabular discount, was $55 million. The non-tabular discount will not be included in the Registrant's financial statements prepared under generally accepted accounting principles.


Item 7(c).  Exhibits.

        (2.1)         Order of Supervision, dated March 3,
                      1997, issued by the New Hampshire
                      Insurance Department; and

        (99.1)        Press release issued on March 4, 1997.

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         HOME HOLDINGS INC.


Dated: March 4, 1997                     By:   /s/ Richard H. Hershman
                                               -----------------------
                                               Richard H. Hershman
                                               Treasurer
                                               (Principal Financial and
                                               Accounting Officer through
                                               the Services Agreement)